                              ACQUISITION AGREEMENT

                                  BY AND AMONG

                   CHARTER COMMUNICATIONS INTERNATIONAL, INC.

                           WORLDLINK ACQUISITION CORP.

                         WORLD LINK COMMUNICATIONS, INC.

                                       and

                           J. FRED NORT and MYENG  CHO














                         Dated as of September 13, 1996








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                                TABLE OF CONTENTS


                                                                            PAGE
                                    ARTICLE I
                                   THE MERGER. . . . . . . . . . . . . . . .   2

     SECTION 1.01.  The Merger . . . . . . . . . . . . . . . . . . . . . . .   2
     SECTION 1.02.  Effective Time . . . . . . . . . . . . . . . . . . . . .   2

                                   ARTICLE II
                   REPRESENTATIONS AND WARRANTIES OF WORLDLINK . . . . . . .   2

     SECTION 2.01.  Organization and Qualification; Subsidiaries . . . . . .   2
     SECTION 2.02.  Articles of Incorporation and By-Laws. . . . . . . . . .   2
     SECTION 2.03.  Capitalization . . . . . . . . . . . . . . . . . . . . .   2
     SECTION 2.04.  Authority. . . . . . . . . . . . . . . . . . . . . . . .   3
     SECTION 2.05.  No Conflict; Required Filings and Consent. . . . . . . .   3
     SECTION 2.06.  Permits; Compliance. . . . . . . . . . . . . . . . . . .   4
     SECTION 2.07.  Financial Statements . . . . . . . . . . . . . . . . . .   4
     SECTION 2.08.  No Undisclosed Liabilities . . . . . . . . . . . . . . .   4
     SECTION 2.09.  Absence of Certain Changes or Events . . . . . . . . . .   4
     SECTION 2.10.  Absence of Litigation. . . . . . . . . . . . . . . . . .   5
     SECTION 2.11.  Employee Benefit Plans . . . . . . . . . . . . . . . . .   6
     SECTION 2.12.  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . .   6
     SECTION 2.13.  Brokers. . . . . . . . . . . . . . . . . . . . . . . . .   6
     SECTION 2.14.  Worldlink Corporate Action . . . . . . . . . . . . . . .   6
     SECTION 2.15.  Contract Rights. . . . . . . . . . . . . . . . . . . . .   6
     SECTION 2.16.  Environmental Laws and Regulations . . . . . . . . . . .   7
     SECTION 2.17   Compliance with Securities Laws. . . . . . . . . . . . .   7
     SECTION 2.18.  No Misleading Statements . . . . . . . . . . . . . . . .   7

                                   ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF C.COM AND NEWCO. . . . . .   8

     SECTION 3.01.  Organization and Qualification . . . . . . . . . . . . .   8
     SECTION 3.02.  Articles of Incorporation and By-Laws. . . . . . . . . .   8
     SECTION 3.03.  Capitalization . . . . . . . . . . . . . . . . . . . . .   8
     SECTION 3.04.  Authority. . . . . . . . . . . . . . . . . . . . . . . .   9
     SECTION 3.05.  No Conflict; Required Filings and Consents . . . . . . .   9
     SECTION 3.06.  Permits; Compliance. . . . . . . . . . . . . . . . . . .  10
     SECTION 3.07.  Reports; Financial Statements. . . . . . . . . . . . . .  10
     SECTION 3.08.  Absence of Certain Changes or Events . . . . . . . . . .  11
     SECTION 3.09.  No Undisclosed Liabilities . . . . . . . . . . . . . . .  12
     SECTION 3.10.  Absence of Litigation. . . . . . . . . . . . . . . . . .  12
     SECTION 3.11.  Ownership of Newco; No Prior Activities. . . . . . . . .  12
     SECTION 3.12.  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . .  13
     SECTION 3.13.  Brokers. . . . . . . . . . . . . . . . . . . . . . . . .  13
     SECTION 3.14.  Environmental Laws and Regulations.. . . . . . . . . . .  13
     SECTION 3.15.  Contract Rights. . . . . . . . . . . . . . . . . . . . .  14
     SECTION 3.16.  Employee Benefit Plans . . . . . . . . . . . . . . . . .  14
     SECTION 3.17.  No Misleading Statements . . . . . . . . . . . . . . . .  14

                                                                            PAGE
                                                                            ----

                                   ARTICLE IV
                              ADDITIONAL AGREEMENTS. . . . . . . . . . . . .  14

     SECTION 4.01.  Appropriate Action; Consents; Filings. . . . . . . . . .  14
     SECTION 4.02.  Tax Treatment; Pooling of Interests. . . . . . . . . . .  15
     SECTION 4.03.  Indemnification.   . . . . . . . . . . . . . . . . . . .  15
     SECTION 4.04.  Directors of C.COM . . . . . . . . . . . . . . . . . . .  18
     SECTION 4.05.  Lockup Arrangements. . . . . . . . . . . . . . . . . . .  18
     SECTION 4.06.  Opinion of Counsel to C.COM. . . . . . . . . . . . . . .  18

                                    ARTICLE V
                                    COVENANTS. . . . . . . . . . . . . . . .  18

     SECTION 5.01.  Covenants of Worldlink . . . . . . . . . . . . . . . . .  18
     SECTION 5.02.  Covenants of C.COM . . . . . . . . . . . . . . . . . . .  20
     SECTION 5.03.  No Solicitations . . . . . . . . . . . . . . . . . . . . .21
     SECTION 5.04.  Access to Information. . . . . . . . . . . . . . . . . .  22
     SECTION 5.05.  Best Efforts . . . . . . . . . . . . . . . . . . . . . .  22
     SECTION 5.06.  Stockholders Meetings. . . . . . . . . . . . . . . . . .  22
     SECTION 5.07.  Publicity. . . . . . . . . . . . . . . . . . . . . . . .  23

                                   ARTICLE VI
                               SECURITIES MATTERS

     SECTION 6.01.  Registration Statement . . . . . . . . . . . . . . . . .  23
     SECTION 6.02.  Listing Application. . . . . . . . . . . . . . . . . . .  24
     SECTION 6.03.  Agreements by Affiliated Stockholders of Worldlink . . .  24
     SECTION 6.04.  Indemnification. . . . . . . . . . . . . . . . . . . . .  24
     SECTION 6.05.  Registration Expenses. . . . . . . . . . . . . . . . . .  26

                                   ARTICLE VII
                              CONDITIONS TO CLOSING. . . . . . . . . . . . .  26

     SECTION 7.01.  Conditions to Each Party's Obligation to Effect the
          Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
     SECTION 7.02.  Conditions to Obligations of Worldlink . . . . . . . . .  27
     SECTION 7.03.  Conditions to Obligations of C.COM and Newco . . . . . .  27

                                  ARTICLE VIII
                                     CLOSING . . . . . . . . . . . . . . . .  28

                                   ARTICLE IX
                              DELIVERIES AT CLOSING. . . . . . . . . . . . .  28

     SECTION 9.01.  Deliveries by Worldlink. . . . . . . . . . . . . . . . .  29
     SECTION 9.02.  Deliveries by C.COM. . . . . . . . . . . . . . . . . . .  29

                                    ARTICLE X
                            TERMINATION AND AMENDMENT. . . . . . . . . . . .  30

                                                                            PAGE
                                                                            ----

     SECTION 10.01.  Termination . . . . . . . . . . . . . . . . . . . . . .  30
     SECTION 10.02.  Effect of Termination . . . . . . . . . . . . . . . . .  30
     SECTION 10.03.  Amendment . . . . . . . . . . . . . . . . . . . . . . .  30
     SECTION 10.04.  Extension; Waiver . . . . . . . . . . . . . . . . . . .  30

                                   ARTICLE XI
                          OTHER POST CLOSING COVENANTS.. . . . . . . . . . .  31

     SECTION 11.01.  Noncompetition. . . . . . . . . . . . . . . . . . . . .  31
     SECTION 11.02.  Certain Tax Matters . . . . . . . . . . . . . . . . . .  32

                                   ARTICLE XII
                               GENERAL PROVISIONS. . . . . . . . . . . . . .  32

     SECTION 12.01.  Effectiveness of Representations, Warranties and
          Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
     SECTION 12.02.  Notices . . . . . . . . . . . . . . . . . . . . . . . .  32
     SECTION 12.03.  Certain Definitions . . . . . . . . . . . . . . . . . .  34
     SECTION 12.04.  Headings. . . . . . . . . . . . . . . . . . . . . . . .  35
     SECTION 12.05.  Severability. . . . . . . . . . . . . . . . . . . . . .  35
     SECTION 12.06.  Entire Agreement. . . . . . . . . . . . . . . . . . . .  35
     SECTION 12.07.  Assignment. . . . . . . . . . . . . . . . . . . . . . .  35
     SECTION 12.08.  Parties in Interest . . . . . . . . . . . . . . . . . .  35
     SECTION 12.09.  Failure or Indulgence Not Waiver; Remedies Cumulative .  35
     SECTION 12.10.  Governing Law . . . . . . . . . . . . . . . . . . . . .  35
     SECTION 12.11.  Jurisdiction. . . . . . . . . . . . . . . . . . . . . .  35
     SECTION 12.12.  Counterparts. . . . . . . . . . . . . . . . . . . . . .  36

                              ACQUISITION AGREEMENT

          AGREEMENT dated as of September 13, 1996 ("AGREEMENT"), among CHARTER COMMUNICATIONS INTERNATIONAL, INC., a Nevada corporation ("C.COM"), WORLDLINK ACQUISITION CORP., a Georgia corporation ("NEWCO") wholly owned by C.COM, and WORLD LINK COMMUNICATIONS, INC., a Georgia corporation ("WORLDLINK") and Myeng Cho ("CHO") and J. Fred Nort, Jr. ("NORT") the principal stockholders of Worldlink.

                                    RECITALS

          WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Georgia Business Corporation Code ("GEORGIA LAW"), Newco will merge with and into Worldlink (the "MERGER") as a result of which C.COM will own all of the issued and outstanding shares of the common stock, with a new par value of $.01 per share, of Worldlink and the stockholders of Worldlink will own 1,850,000 shares of the common stock, $.00001 per share par value ("C.COM STOCK") of C.COM;

          WHEREAS, the Board of Directors of Worldlink has determined that the Merger is fair to, and in the best interests of, Worldlink and its stockholders and has approved and adopted this Agreement and the transactions contemplated herein;

          WHEREAS, the Board of Directors of C.COM has determined that the Merger is in the best interests of C.COM and its stockholders and has approved and adopted this Agreement and the transactions contemplated herein;

          WHEREAS, the Board of Directors of Newco has determined that the Merger is in the best interests of Newco and its stockholder and the Board of Directors of Newco and C.COM, as the sole stockholder of Newco, have approved and adopted this Agreement and the transactions contemplated herein;

          WHEREAS, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "CODE") and that this Agreement and the Annexes hereto shall constitute a "plan of reorganization" for the purposes of section 368 of the Code;

                                    AGREEMENT

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

          SECTION 1.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Georgia Law, at the Effective Time (as defined in Section 1.02), Newco and Worldlink shall effect a merger by executing the Plan and Agreement of Merger (the "PLAN") in substantially the form attached hereto as ANNEX I, and by executing and filing Articles of Merger (the "ARTICLES"), substantially in the form attached hereto as ANNEX II, in the manner provided in Section 14-2-1105 of the Georgia Business Corporation Code. As a result of the Merger, the separate corporate existence of Newco shall cease and Worldlink shall continue as the surviving corporation in the Merger (the "SURVIVING CORPORATION"). The name of the Surviving Corporation shall be "Worldlink Communications, Inc." Prior to the Merger, C.COM shall, pursuant to the terms of the Subscription Agreement, a copy of which is attached as ANNEX III hereto (the "SUBSCRIPTION AGREEMENT"), issue and deliver to Newco shares of C.COM Stock equivalent to the number of shares of C.COM Stock to be transferred pursuant to the terms and provisions of the Plan.

          SECTION 1.02. EFFECTIVE TIME. As promptly as practicable after the execution and delivery of this Agreement by each of the parties hereto, and upon satisfaction of all the conditions to Closing (as hereinafter defined) the parties hereto shall cause the Merger to be consummated by filing the Articles with the Secretary of State of the State of Georgia in such form as required by, and executed in accordance with, the relevant provisions of Georgia Law (the date and time of such filing being the "EFFECTIVE TIME").

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF WORLDLINK

          Worldlink hereby represents and warrants to C.COM and Newco, as follows:

          SECTION 2.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Worldlink is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary. Worldlink has no direct or indirect Subsidiaries.

          SECTION 2.02. ARTICLES OF INCORPORATION AND BY-LAWS. Worldlink has heretofore furnished to C.COM complete and correct copies of the Articles of Incorporation and the By-Laws, in each case as amended or restated, of Worldlink. Worldlink is not in violation of any of the provisions of its Articles of Incorporation or By-Laws.

          SECTION 2.03. CAPITALIZATION. The authorized capital stock of Worldlink consists of 100,000 shares of common stock, having no par value ("WORLDLINK COMMON STOCK"). As of the date hereof 1,016 shares of Worldlink Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Worldlink's Articles of Incorporation or By-Laws or any agreement to which Worldlink is a party or bound. There are no bonds, debentures, notes or other indebtedness issued or outstanding having the right to vote on any matters on which Worldlink's stockholders may vote. Except as set forth on SCHEDULE 2.03, there are no options, warrants, calls or other rights (including registration rights), agreements, arrangements or commitments presently outstanding obligating Worldlink to issue, deliver or sell shares of its capital stock or debt securities, or obligating Worldlink to grant, extend or enter into any such option, warrant, call or other such right, agreement, arrangement or commitment.

          SECTION 2.04. AUTHORITY. Worldlink has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein.
 The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action, other than the vote of the stockholders of Worldlink as herein contemplated, and no corporate proceeding (other than such shareholder vote) on the part of Worldlink is necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by Worldlink and, assuming the due authorization, execution and delivery thereof by C.COM and Newco, constitutes the legal, valid and binding obligation of Worldlink enforceable in accordance with its terms (i) except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, and without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers and (ii) subject to the limitations imposed by general rules of equity (regardless of whether such enforceability is considered at law or in equity).

          SECTION 2.05.  NO CONFLICT; REQUIRED FILINGS AND CONSENT.

          (a) Except as set forth on SCHEDULE 2.05(A), the execution and delivery of this Agreement by Worldlink does not, and the performance of this Agreement by Worldlink will not (i) conflict with or violate the Articles of Incorporation or By-Laws, in each case as amended or restated, of Worldlink, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "LAWS") in effect as of the date of this Agreement and applicable to Worldlink or by which the properties thereof are bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of an encumbrance on, any of the properties or assets of Worldlink pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Worldlink is a party or by which Worldlink or its properties is bound or subject, except for breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances that would not have a material adverse effect on the business, properties, assets, condition (financial or otherwise) operations or prospects of Worldlink ("WORLDLINK MATERIAL ADVERSE EFFECT").

          (b) Except as set forth on SCHEDULE 2.05(B), the execution and delivery of this Agreement by Worldlink does not, and the performance of this Agreement by Worldlink will not, require Worldlink to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign ("GOVERNMENTAL ENTITIES"), based on laws, rules, regulations and other requirements of Governmental Entities in effect as of the date of this Agreement, except for applicable requirements, if any, of (i) federal or state securities laws and the filing and recordation of appropriate merger documents as required by Georgia Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, either individually or in the aggregate, prevent Worldlink from performing its obligations under this Agreement or have an Worldlink Material Adverse Effect.

          SECTION 2.06.  PERMITS; COMPLIANCE.  Except as set forth on
SCHEDULE 2.06, Worldlink is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "WORLDLINK PERMITS"), and there is no action, proceeding or investigation pending or, to the knowledge of Worldlink, threatened, regarding suspension or cancellation of any of the Worldlink Permits. Worldlink is not in conflict with, or in default or violation of (a) any Law applicable to Worldlink or by which any of the properties of Worldlink is bound or subject or (b) any of the Worldlink Permits, except for any such conflicts, defaults or violations which would not have an Worldlink Material Adverse Effect.

          SECTION 2.07.  FINANCIAL STATEMENTS.  Attached hereto as SCHEDULE
2.07 which is hereby incorporated herein by reference, are (i) the unaudited financial statements of Worldlink as of April 30, 1996, (the "BALANCE SHEET DATE") containing the balance sheet of Worldlink and the related statement of operations, statement of changes in cash flows, and statement of shareholders' equity at and as of such date, and (ii) the unaudited financial statements of Worldlink as of June 30, 1993, 1994 and 1995, containing the balance sheet of Worldlink and the related statement of operations, statement of shareholders' equity and statement of cash flows, in each case for the periods then ended (collectively, the "WORLDLINK FINANCIAL STATEMENTS"). The Worldlink Financial Statements have been prepared in accordance with generally accepted accounting principles and practices consistently followed by Worldlink throughout the periods indicated, and fairly present the financial position of Worldlink as of the dates thereof and the results of its operations and cash flows for the period indicated.

          SECTION 2.08.  NO UNDISCLOSED LIABILITIES.  Except as set forth on
SCHEDULE 2.08, there are no liabilities of Worldlink of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities fully reflected or reserved against on the Worldlink Financial Statements and liabilities which, individually or in the aggregate, would not have an Worldlink Material Adverse Effect.

          SECTION 2.09. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on SCHEDULE 2.09, with respect to Worldlink, since the Balance Sheet Date, there has not been, nor with the lapse of time is there expected to be:

          (a) any change in its financial condition, assets, liabilities (contingent or otherwise), income, operations, business or prospects which would have an Worldlink Material Adverse Effect;

          (b) any damage, destruction or loss (whether or not covered by insurance) to its assets, properties, business or prospects which would have an Worldlink Material Adverse Effect;

          (c) any change or agreement to change its authorized capital or the ownership of its outstanding securities;

          (d) any declaration or payment of, or any agreement to declare or pay, any dividend or distribution in respect of any of its equity interests or any direct or indirect redemption, purchase or other acquisition of any of its equity interests;

          (e) any material increase in the compensation payable or to become payable by it to any of its officers, employees or agents, or any accrual or arrangement for or payment of any material bonus or other special compensation of any kind or any severance or termination pay paid to any of its present or former officers or other key employees;

          (f) any (i) sale or transfer, or any agreement, plan or arrangement to sell or transfer, any of its assets, properties or rights to any other Person except in the ordinary course of business and in the aggregate amount of not more than $25,000, or (ii) cancellation or agreement to cancel any indebtedness or other obligation of any of its stockholders or any affiliate thereof to it;

          (g) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of its assets, properties or rights (other than consents to the assignment of contracts) requiring consent of any party to the transfer and assignment of any such assets, property or rights;

          (h) any purchase or acquisition, or agreement, plan or arrangement to purchase or acquire, any assets, properties, or rights except in the ordinary course of business and in the aggregate amount of not more than $50,000;

          (i)  any waiver of any of its material rights or claims;

          (j) other than in the ordinary course of its business, any amendment or termination of any material contract, agreement, license, permit or other right to which it is a party; or

          (k) any material transaction by it outside the ordinary course of its business.

          SECTION 2.10.  ABSENCE OF LITIGATION.  Except as set forth on
SCHEDULE 2.10, there is no claim, action, suit, litigation, proceeding, arbitration or investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of Worldlink, threatened against Worldlink or any properties or rights of Worldlink and Worldlink is not subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Worldlink, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease-and-desist or other orders.

          SECTION 2.11.  EMPLOYEE BENEFIT PLANS.

          (a) Except as set forth on SCHEDULE 2.11(A), Worldlink does not have, and has not had, any employee benefit plan (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, arrangement or understanding (whether or not legally binding).

          (b)  Worldlink is not a party to any collective bargaining agreement.

          (c) Worldlink has no obligation for retiree health, medical or life insurance benefits under any plan or arrangement.

          SECTION 2.12. TAXES. Worldlink has filed all federal, state and local tax returns required by law, or has filed proper extensions, and has paid all Taxes (as defined in Section 11.03 hereof), assessments and penalties due and payable. The provisions for Taxes, if any, reflected in the most recent balance sheet included in the Worldlink Financial Statements at the Balance Sheet Date are adequate for any and all federal, state, county and local taxes for the period ending on such Balance Sheet Date and for all prior periods, whether or not disputed. There are no present disputes as to Taxes of any nature payable by Worldlink.

          SECTION 2.13. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated in this Agreement based upon arrangements made by or on behalf of Worldlink.

          SECTION 2.14. WORLDLINK CORPORATE ACTION. The Board of Directors of Worldlink (by written consent of the directors in lieu of a meeting) has by the unanimous vote of all directors (a) determined that the Merger is advisable and fair and in the best interests of Worldlink and its stockholders, (b) approved the Merger in accordance with the provisions of Section 14-2-1103(1) of the Georgia Law, and (c) recommended the approval of this Agreement and the Merger by the holders of Worldlink Common Stock and directed that the Merger be submitted for consideration by Worldlink's stockholders.

          SECTION 2.15 CONTRACT RIGHTS. Except for this Agreement and the agreements contemplated herein or as described on SCHEDULE 2.15 or referenced in any other Schedule hereto, Worldlink is not a party to or bound by any material contract or agreement, whether written or oral, including, without limitation, any contract or agreement for employment, consulting or similar services, for capital expenditures or the acquisition or construction of fixed assets, which constitutes any note, bond, indenture or other evidence of indebtedness or guaranty or security for indebtedness of others, for the sale of any asset, or the grant of any right or option to purchase such asset, or which constitutes a material lease, or which purports to limit the freedom of Worldlink or any of its affiliates to compete in any line of business or in any geographic area or to borrow money or incur indebtedness.

          SECTION 2.16.  ENVIRONMENTAL LAWS AND REGULATIONS.

          (a) Worldlink is in material compliance with all applicable foreign, federal (including but not limited to the Outer Continental Shelf Lands Act, the Clean Water Act, the Oil Pollution Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Comprehensive Environmental Response Compensation and Liability Act, the Occupational Safety and Health Act and the Hazardous Materials Transportation Act), state and local laws and regulations and common law relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata (collectively, "ENVIRONMENTAL LAWS"), which compliance includes, but is not limited to, the possession by Worldlink of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof and compliance with notification, reporting and registration provisions under applicable Environmental Laws; Worldlink has not received notice of, or, to the knowledge of Worldlink, it is not the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or noncompliance with any Environmental Law ("ENVIRONMENTAL CLAIM"); and to the knowledge of Worldlink, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future, or to require material expenditures to maintain such material compliance in the future.

          (b) There are no Environmental Claims that are pending or, to the knowledge of Worldlink, threatened against Worldlink, or, to the knowledge of Worldlink, against any person or entity whose liability for any Environmental Claim Worldlink has or may have retained or assumed either contractually or by operation of law.

          (c) To the knowledge of Worldlink, there are no circumstances that could form the basis for an Environmental Claim against Worldlink, or against any person or entity whose liability for any Environmental Claim Worldlink has or may have retained or assumed either contractually or by operation of law.

          SECTION 2.17 COMPLIANCE WITH SECURITIES LAWS. All outstanding Worldlink Common Stock was issued pursuant to a valid exemption from both Federal and all applicable state securities laws.

          SECTION 2.18 NO MISLEADING STATEMENTS. This Agreement, the Schedules hereto and all other documents and information furnished by or on behalf of Worldlink to C.COM, Newco and their representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading.

                                   ARTICLE III

                REPRESENTATIONS AND WARRANTIES OF C.COM AND NEWCO

          C.COM, with respect to C.COM, Newco and all material operating Subsidiaries of C.COM, and Newco, hereby jointly and severally represent and warrant to Worldlink that:

          SECTION 3.01. ORGANIZATION AND QUALIFICATION. Each of C.COM and Newco is a corporation duly organized, validly existing and in good standing under the laws of the state under the laws of which it was incorporated and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary. Set forth on SCHEDULE 3.01 hereto is a list of the Subsidiaries of C.COM as of the date hereof. Each of the C.COM Subsidiaries is duly organized and validly existing and in good standing in its respective jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary.

          SECTION 3.02. ARTICLES OF INCORPORATION AND BY-LAWS. C.COM has heretofore furnished to Worldlink a complete and correct copy of the Articles of Incorporation and the By-Laws, as amended or restated to the date hereof, of each of C.COM, Newco and the C.COM Subsidiaries. Neither C.COM, Newco nor any of the C.COM Subsidiaries is in violation of any of the provisions of its Articles of Incorporation or By-Laws.

          SECTION 3.03.  CAPITALIZATION.

          (a) The authorized capital stock of C.COM consists of 40,000,000 shares of common stock, $.00001 par value ("C.COM COMMON STOCK") and 100,000 shares of preferred stock, $.01 par value ("C.COM PREFERRED STOCK"). As of the date hereof (and after the issuance of stock pursuant to the Acquisition Agreement between C.COM and Overlook Communications International Corporation dated July 15, 1996) (i) 20,618,233 shares of C.COM Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, C.COM's Articles of Incorporation or By-Laws or any agreement to which C.COM is a party or is bound; and (ii) no shares of C.COM Preferred Stock are outstanding. Except as set forth on
     SCHEDULE 3.03 hereto, there are no options, warrants, calls or other rights (including registration rights), agreements, arrangements or commitments presently outstanding obligating C.COM to issue, deliver, sell or register shares of its capital stock or debt securities, or obligating C.COM to grant, extend or enter into any such option, warrant, call or other such right, agreement, arrangement or commitment.

          (b) All of the outstanding shares of capital stock of Newco and the C.COM Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are owned by C.COM free and clear of any encumbrances. There are no options, warrants, calls or other rights (including registration rights), agreements, arrangements or commitments of any character to which C.COM, Newco or any C.COM Subsidiary is a party relating to the issued or unissued capital stock of, or other equity interests in, Newco or any C.COM Subsidiary or obligating C.COM, Newco or any C.COM Subsidiary to grant, issue or sell any shares of the capital stock of Newco other than as contemplated in this Agreement and that certain subscription agreement between C.COM and Newco dated July 18, 1996.

          (c) The shares of C.COM Stock issued to Newco and to be exchanged pursuant to the Merger as contemplated herein, upon issuance to Newco and upon exchange for the Worldlink Common Stock in accordance with this Agreement and the Plan, will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to preemptive rights created by statute, C.COM's Articles of Incorporation or By-Laws or any agreement to which C.COM is a party or is bound.

          (d) Except as described on SCHEDULE 3.03(D) hereto, C.COM does not have any Subsidiaries or own any interest in any enterprise (whether or not such enterprise is a corporation).

          SECTION 3.04. AUTHORITY. Each of C.COM and Newco has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate action and no other corporate proceeding on the part of C.COM or Newco (including, without limitation, any approval by the shareholders of C.COM of this Agreement or the transactions contemplated herein) is necessary to authorize this Agreement or to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by C.COM and Newco and, assuming the due authorization, execution and delivery hereof by Worldlink, constitutes the legal, valid and binding obligation of C.COM and Newco enforceable in accordance with its terms (i) except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to or affecting creditors' rights generally, and without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers and (ii) subject to the limitations imposed by general rules of equity (regardless of whether such enforceability is considered at law or in equity).

          SECTION 3.05.  NO CONFLICT; REQUIRED FILINGS AND CONSENTS.

          (a) The execution and delivery of this Agreement by C.COM and Newco does not, and the performance of this Agreement by C.COM and Newco will not
     (i) conflict with or violate the charter or By-Laws, as amended or restated, of C.COM or Newco, (ii) conflict with or violate any Laws in effect as of the date of this Agreement applicable to C.COM or Newco or by which any of their respective properties are bound, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on, any of the properties or assets of C.COM or Newco pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which C.COM or Newco is a party or by which C.COM or Newco or any of their respective properties is bound or subject except for breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances that would not have a material adverse effect on the business, properties, assets, condition (financial or otherwise) operations or prospects of C.COM and its Subsidiaries, taken as a whole, or on the transactions herein contemplated (herein a "C.COM MATERIAL ADVERSE EFFECT").

          (b) The execution and delivery of this Agreement by C.COM and Newco and the performance of this Agreement by C.COM and Newco does not require C.COM or Newco to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Governmental Entities, except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "SECURITIES ACT"), the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") or the securities laws of any other jurisdiction (the "BLUE SKY LAWS"), the National Association of Securities Dealers, Inc. and the filing and recordation of appropriate merger documents as required by Georgia Law and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, either individually or in the aggregate, prevent C.COM from performing its obligations under this Agreement or have a C.COM Material Adverse Effect.

          SECTION 3.06. PERMITS; COMPLIANCE. Except as set forth on SCHEDULE 3.06, each of C.COM, Newco and the C.COM Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "C.COM PERMITS"), and there is no action, proceeding or investigation pending or, to the knowledge of C.COM, threatened, regarding suspension or cancellation of any of the C.COM Permits. Neither C.COM, Newco or any C.COM Subsidiary is in conflict with, or in default or violation of (a) any Law applicable to C.COM, Newco or any C.COM Subsidiary or by which any of their respective properties is bound or subject or (b) any of the C.COM Permits, except for any such conflicts, defaults or violations which would not have a C.COM Material Adverse Effect. Neither C.COM, Newco or any C.COM Subsidiary has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws.

          SECTION 3.07.  REPORTS; FINANCIAL STATEMENTS.

          (a) Except as set forth on SCHEDULE 3.07, C.COM and its Subsidiaries have filed (i) all forms, reports, statements and other documents required to be filed with or pursuant to (A) the Securities and Exchange Commission ("SEC"), including, without limitation (1) all Annual Reports on Form 10-KSB, (2) all Quarterly Reports on Form 10-QSB, (3) all Current Reports on Form 8-K, (4) all amendments and supplements to all such reports and registration statements (collectively, the "C.COM SEC REPORTS"), and
     (5) all other reports or registration statements and (B) any applicable Blue Sky Laws and (ii) all forms, reports, statements and other documents required to be filed with any other applicable federal or state regulatory authority (all such forms, reports, statements and other documents in clauses (i) and (ii) of this Section 3.07(a) being referred to herein, collectively, as the "C.COM REPORTS"). The C.COM Reports were prepared in all material respects in accordance with the requirements of applicable Law (including, with respect to the C.COM SEC Reports, the Securities Act and Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such C.COM SEC Reports) and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (b) Each of the financial statements (including, in each case, any related notes thereto) contained in the C.COM SEC Reports filed prior to or on the date of this Agreement (i) have been prepared in accordance with, and complied as to form with, the published rules and regulations of the SEC and generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein) and (ii) fairly present the financial position of C.COM as of the respective dates thereof and the results of its operations and cash flows for the periods indicated.

          SECTION 3.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on SCHEDULE 3.08 and to the extent disclosed in the C.COM SEC Reports and C.COM Reports filed prior to or on the date of this Agreement, with respect to C.COM and its Subsidiaries, there has not been since the date of the last such
Report:

               (a) any change in its financial condition, accounting methods, principles or practices, assets, liabilities (contingent or otherwise), income, operations, business or prospects which would have a C.COM Material Adverse Effect;

               (b) any damage, destruction or loss (whether or not covered by insurance) to its assets, properties, business or prospects which would have a C.COM Material Adverse Effect;

               (c) any change or agreement to change its authorized capital or the ownership of its outstanding securities (other than those pursuant to the "employee benefit plans" as such term is defined for purposes of Federal securities laws);

               (d) any declaration or payment of, or any agreement to declare or pay, any dividend or distribution in respect of any of its equity interests or any direct or indirect redemption, purchase or other acquisition of any of its equity interests;

               (e) any material increase in the compensation payable or to become payable by it to any of its officers, employees or agents, or any accrual or arrangement for or payment of any material bonus or other special compensation of any kind or any severance or termination pay paid to any of its present or former officers or other key employees;

               (f) any (i) sale or transfer, or any agreement, plan or arrangement to sell or transfer, any of its assets, properties or rights to any other Person except in the ordinary course of business and in the aggregate amount of not more than $100,000, or (ii) cancellation, or agreement to cancel, any indebtedness or other obligation of any of its stockholders or any affiliate thereof to it;

               (g) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of its assets, properties or rights (other than consents to the assignment of contracts) requiring consent of any party to the transfer and assignment of any such assets, property or rights;

               (h) any purchase or acquisition, or agreement, plan or arrangement to purchase or acquire, any assets, properties, or rights except in the ordinary course of business and in the aggregate amount of not more than $100,000;

               (i) any waiver of any of its rights or claims which in the aggregate would have a C.COM Material Adverse Effect;

               (j) other than in the ordinary course of its business, any amendment or termination of any material contract, agreement, license, permit or other right to which it is a party; or

               (k) any material transaction by it outside the ordinary course of its business.

          SECTION 3.09.  NO UNDISCLOSED LIABILITIES.  Except as set forth on
SCHEDULE 3.09, there are no liabilities of C.COM, Newco or any C.COM Subsidiary, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than (a) liabilities fully reflected or reserved against on the balance sheet contained in C.COM's 1995 Annual Report on Form 10-KSB or in the unaudited consolidated balance sheet contained in the Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1996; (b) liabilities under this Agreement and fees and expenses related thereto; and (c) liabilities which, individually or in the aggregate, would not have a C.COM Material Adverse Effect.

          SECTION 3.10. ABSENCE OF LITIGATION. Except as set forth on SCHEDULE 3.10, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of C.COM, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of C.COM, threatened in writing against C.COM, Newco or any C.COM Subsidiary or any properties or rights of C.COM, Newco or any C.COM Subsidiary and neither C.COM, Newco nor any C.COM Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of C.COM, continuing investigation by, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease and desist or other orders.

          SECTION 3.11.  OWNERSHIP OF NEWCO; NO PRIOR ACTIVITIES.

          (a) Newco was formed solely for the purpose of engaging in the transactions contemplated in this Agreement and has otherwise conducted no prior activities.

          (b) Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated in this Agreement and any other agreements or arrangements contemplated in this Agreement, Newco has not incurred, directly or indirectly, through any C.COM Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

          SECTION 3.12. TAXES. C.COM and the C.COM Subsidiaries have timely filed all returns or reports required to be filed with any taxing authority with respect to Taxes for any period ending on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of C.COM, Newco or the C.COM Subsidiaries, all Taxes shown to be payable on such returns or reports that are due prior to the Effective Time have been paid and, as of the date hereof, no deficiency for any material amount of tax has been asserted or assessed by a taxing authority against C.COM, Newco or the C.COM Subsidiaries and all liability for Taxes of C.COM, Newco or the C.COM Subsidiaries that are or will become due or payable with respect to periods covered by the financial statements referred to in Section 3.07 hereof have been paid or adequately reserved for on such financial statements.

          SECTION 3.13. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated in this Agreement based upon arrangements made by or on behalf of C.COM or Newco.

          SECTION 3.14.  ENVIRONMENTAL LAWS AND REGULATIONS.

          (a) C.COM, Newco and the C.COM Subsidiaries are in material compliance with all applicable Environmental Laws, which compliance includes, but is not limited to, the possession by C.COM, Newco and the C.COM Subsidiaries of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof and compliance with notification, reporting and registration provisions under applicable Environmental Laws; neither C.COM, Newco nor any of the C.COM Subsidiaries has received notice of, or, to the knowledge of C.COM or Newco, is the subject of any Environmental Claim; and to the knowledge of C.COM, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future, or to require material expenditures to maintain such material compliance in the future.

          (b) There are no Environmental Claims that are pending or, to the knowledge of C.COM, Newco or the C.COM Subsidiaries, threatened against C.COM, Newco or the C.COM Subsidiaries or, to the knowledge of C.COM, Newco or the C.COM Subsidiaries, against any person or entity whose liability for any Environmental Claim C.COM, Newco or the C.COM Subsidiaries has or may have retained or assumed either contractually or by operation of law.

          (c) To the knowledge of C.COM or Newco, there are no circumstances that could form the basis for an Environmental Claim against C.COM, Newco or the C.COM Subsidiaries or against any person or entity whose liability for any Environmental Claim C.COM, Newco or the C.COM Subsidiaries has or may have retained or assumed either contractually or by operation of law.

          SECTION 3.15. CONTRACT RIGHTS. Except for this Agreement and the agreements contemplated herein or as described on SCHEDULE 3.15, neither C.COM, Newco nor any of the C.COM Subsidiaries is a party to or bound by any contract or agreement, whether written or oral, including, without limitation, any material contract or agreement for employment, consulting or similar services, for capital expenditures or the acquisition or construction of fixed assets, which constitutes any note, bond, indenture or other evidence of indebtedness or guaranty or security for indebtedness of others, for the sale of any asset, or the grant of any right or option to purchase such asset, or which constitutes a material lease, or which purports to limit the freedom of C.COM or any of the C.COM Subsidiaries to compete in any line of business or in any geographic area or to borrow money or incur indebtedness.

          SECTION 3.16.  EMPLOYEE BENEFIT PLANS.

          (a) Except as described on SCHEDULE 3.16 hereto, neither C.COM, Newco nor any of the C.COM Subsidiaries have, nor have had any employee benefit plan (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the ERISA), or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan, arrangement or understanding (whether or not legally binding).

          (b) Neither C.COM, Newco nor any of the C.COM Subsidiaries are parties to any collective bargaining agreement.

          (c) Neither C.COM, Newco nor any of the C.COM Subsidiaries have any obligation for retiree health, medical or life insurance benefits under any plan or arrangement.

          SECTION 3.17. NO MISLEADING STATEMENTS. This Agreement, the schedules hereto and all other documents and information furnished by C.COM, Newco or their representatives to Worldlink and its representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements made and to be made not misleading.

                                   ARTICLE IV

                              ADDITIONAL AGREEMENTS

          SECTION 4.01. APPROPRIATE ACTION; CONSENTS; FILINGS. Worldlink and C.COM shall each use its best efforts (i) to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated in this Agreement, (ii) to obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by C.COM or Worldlink or any of their Subsidiaries in connection with the consummation of the transactions contemplated herein, including, without limitation, the Merger,
(iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder (in the case of C.COM), and any other applicable federal or state securities laws and (B) any other applicable Law. Worldlink and C.COM shall furnish all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated in this Agreement.

          SECTION 4.02. TAX TREATMENT; POOLING OF INTERESTS. Each of Worldlink, C.COM and Newco shall use its best efforts to cause the Merger to qualify, and will not, hereafter, take any actions either before or after the Merger which could prevent the Merger from qualifying either (i) as a reorganization under the provisions of section 368(a) of the Code or (ii) as a pooling of interests under applicable accounting rules; PROVIDED HOWEVER, that if, at the Effective Time, the Merger does not qualify as a pooling of interests, the parties shall be permitted to take actions which would otherwise be prohibited because such actions could disqualify the Merger from qualifying as a pooling of interests.

          SECTION 4.03.  INDEMNIFICATION.

          (a) C.COM covenants and agrees that it will indemnify the stockholders of Worldlink exchanging Worldlink Common Stock (the "WORLDLINK STOCKHOLDERS") in connection with the Merger from and against any Loss (as hereinafter defined) asserted against, resulting to, imposed upon or incurred or suffered, directly or indirectly, by such Worldlink Stockholders resulting or arising from any of the following ("WORLDLINK INDEMNIFIED CLAIMS"):


               (i) Any inaccuracy in any of the representations and warranties made by C.COM or Newco herein or in any exhibit or schedule attached hereto or any facts or circumstances constituting such inaccuracy; and

               (ii) Any breach or nonfulfillment by C.COM or Newco of the covenants or agreements set forth herein or in any exhibit or schedule attached hereto or any facts or circumstances constituting such breach or nonfulfillment;

     provided, however, that the Worldlink Stockholders shall, in the event of a claim for such indemnification, be entitled to reimbursement for Losses in connection with such claim only as provided herein.

          (b) Each of Worldlink, Nort and Cho covenant and agree that each, jointly and severally, will indemnify C.COM from and against any Loss asserted against, resulting to, imposed upon or incurred or suffered, directly or indirectly, by C.COM resulting or arising from any of the following ("C.COM INDEMNIFIED CLAIMS"):

               (i) Any inaccuracy in any of the representations and warranties made by Worldlink herein or in any exhibit or schedule attached hereto or any facts or circumstances constituting such inaccuracy; and

               (ii) Any breach or nonfulfillment by Worldlink of the
                    covenants or agreements set forth herein or in any exhibit or schedule attached hereto or any facts or circumstances constituting such breach or nonfulfillment;

     provided, however, that C.COM shall, in the event of a claim for such indemnification, be entitled to reimbursement for Losses in connection with such claim only as provided herein.

          (c) As used herein, "LOSS" or "LOSSES" shall mean any damage, liability or loss (including, without limitation, reasonable attorneys' fees and court costs and reasonable costs and expenses incident to, and amounts paid by a party entitled to indemnification hereunder (in each case an "INDEMNIFIED PARTY") in settlement of, any claim, suit, action or proceeding) sustained, incurred, paid or required to be paid by any such Indemnified Party after the date hereof, plus interest thereon at an annual rate of interest equal to the lesser of (x) prime rate of interest of Texas Commerce Bank National Association from the date of such Loss to the date such claim is paid or (y) the highest applicable nonusurious rate of interest.

          (d) The period of indemnity for Losses (the "INDEMNITY PERIOD") shall begin on the date hereof and end at midnight of the first anniversary following the Effective Time of the Merger herein contemplated, and, upon such expiration, no party shall have any further liability in respect of an Worldlink Indemnified Claim or a C.COM Indemnified Claim hereunder; provided, however, that if there is an outstanding notice of claim at the expiration of the Indemnity Period, the Indemnity Period shall continue until each such indemnified claim or claim related to such claimed Loss is resolved. The Indemnity Period shall not continue as a result of the mere sending of a general notice of a claim unsupported by a reasonable basis for believing that grounds for indemnification exist; provided that the party receiving a notice which it believes meets the exception set forth in the preceding clause shall raise such objection within five business days of receipt thereof and the party sending such notice shall have five business days thereafter to amend such notice to identify the reasonable basis of such claim.

          (e) Notwithstanding anything to the contrary contained herein, no Indemnified Party shall be permitted indemnification for any claim until the Losses incurred with respect to all claims for such party or parties exceed, in the aggregate, $100,000, in which event such Indemnified Party shall be indemnified for the full value of all such Indemnified Claims and the full value of all subsequent Indemnified Claims for which, individually, Losses in excess of $10,000 have been incurred or asserted.

          (f) Indemnification for an Worldlink Indemnified Claim shall be solely in the form of the issuance of additional shares of C.COM Common Stock to Worldlink Stockholders (their successors, assigns and transferees) pro rata in accordance with their ownership of C.COM Stock equal to the aggregate amount of the Loss associated with such Worldlink Indemnified Claim through the date of issuance. The value of such C.COM Common Stock for the purposes of this Section 4.03 only in determining the number of shares to be issued to compensate Worldlink Stockholders for such Worldlink Indemnified Claim shall be the average of the closing bid and asked prices of the C.COM Stock for the 10 trading days next preceding the issuance of such Stock (the "FAIR VALUE").

          (g) Indemnification for a C.COM Indemnified Claim shall be solely in the form of the delivery to C.COM of shares of C.COM Stock to C.COM (its successors, assigns and transferees) equal to the aggregate amount of the Loss associated with such C.COM Indemnified Claim through the date of issuance. The value of such C.COM Common Stock for the purposes of this
     Section 4.03 only in determining the number of shares to be delivered to compensate C.COM for such C.COM Indemnified Claim shall be the Fair Value of such Stock at the time of delivery.

          (h) A claim for indemnification hereunder shall be sent to the appropriate Indemnifying Party by registered or certified mail prior to the expiration of the Indemnity Period and shall set forth (i) a brief description of the nature of the potential or actual Loss, and (ii) the total amount of the Loss anticipated or incurred. Upon receiving notice, if the party receiving the notice rejects any Loss, such party shall give written notice of such rejection within thirty days after the date of the notice of claim. If no such rejection of a notice of a claim shall be so sent within such 30-day period, the party receiving notice of a claim for any Loss shall be deemed to acknowledge the validity of such claim for the full amount thereof. Each party shall endeavor to assert each claim for indemnification, if any, promptly after it has actual notice of such claim, even if it has not determined the full amount of Loss associated with such claim. In the event that the other party shall have made timely rejection of any such claim, and the parties shall have failed to resolve or compromise such claim within thirty days from the date the receiving party shall have mailed notice of such rejection, then such claim shall be settled by binding arbitration in accordance with Section 4.03(i) hereof.

          (i) In the case of a claim for indemnification by Worldlink Stockholders, such claim shall be settled by binding arbitration in Houston, Harris County, Texas and shall be subject to the Texas General Arbitration Act in conjunction with the rules of the American Arbitration Association, in accordance with this Section. In the case of a claim for indemnification by C.COM, such claim shall be settled by binding arbitration in Atlanta, Cobb County, Georgia and shall be subject to the Texas General Arbitration Act in conjunction with the rules of the American Arbitration Association, in accordance with this Section. After the initiation of arbitration, the parties shall attempt to agree upon one arbitrator. In the absence of such agreement, there shall be three arbitrators, one designated in writing by the party sending the notice and one designated in writing by the party receiving notice, both of which shall be designated within thirty days after arbitration has been initiated. The third arbitrator shall be chosen by the two designated arbitrators within forty days after arbitration has been initiated. All expenses of the arbitration shall be borne by the parties to the arbitration as the arbitrator(s) shall determine. Any award shall be a conclusive determination of the matter, shall be binding upon the parties and shall not be contested by them. In the case of an Worldlink Indemnified Claim, within 10 days after the liability for indemnity, if any, hereunder, is finally established, whether by the agreement (constructive or otherwise) with a notice of claim, settlement, arbitration or otherwise, C.COM shall issue C.COM Stock at the Fair Value thereof in the amount of the Loss determined by the arbitrator(s) in accordance with the terms hereof. In the case of a C.COM Indemnified Claim, within 10 days after the liability for indemnity hereunder is finally established, whether by the agreement (constructive or otherwise) with a notice of claim, settlement, arbitration or otherwise, Nort and Cho shall surrender C.COM Stock at the Fair Value thereof in the amount of the Loss determined by the arbitrator(s) in accordance with the terms hereof.


     SECTION 4.04. VOTING ARRANGEMENTS. In connection herewith and as a condition hereto, immediately following the execution and delivery hereof, Cho and Nort (principal stockholders of Worldlink) shall execute and deliver to C.COM a Voting Agreement in the form of SCHEDULE 4.04(A) hereto.

     SECTION 4.05. OPINION OF COUNSEL TO C.COM. In connection herewith and as a condition hereto, Woodburn & Wedge, special Nevada counsel to C.COM, shall deliver to C.COM a legal opinion to the effect that a vote of the stockholders of C.COM is not required pursuant to Nevada Law in order the Merger or the transactions herein contemplated.


                                    ARTICLE V

                                    COVENANTS

     SECTION 5.01.  COVENANTS OF WORLDLINK.

          (a) Except as expressly contemplated in this Agreement, during the period from the date hereof and continuing until the Effective Time, Worldlink will carry on its business in the regular and ordinary course, consistent with past practice, and use its best efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, contractors, distributors and others having business dealings with it and without limiting the generality of the foregoing, Worldlink will not:

               (i) (x) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (y) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) amend the terms of, repurchase, redeem or otherwise acquire any of its securities or propose to do any of the foregoing;

               (ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), except as required pursuant to the agreements and instruments outstanding on the date hereof, or amend in any material respect any of the terms of any such securities or agreements outstanding on the date hereof;

               (iii)     amend or propose to amend its charter or by-laws;

               (iv) acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of its business, consistent with past practice, or make any capital expenditures aggregating in excess of $50,000, except in each case pursuant to obligations in effect on the date hereof which have been disclosed to C.COM, or enter into any contract, commitment or transaction outside the ordinary course of its business, consistent with past practice, or enter into any material contract, commitment or transaction;

               (v) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for monies borrowed (other than for obligations incurred under credit arrangements which are existing as of the date hereof and reflected on the Worldlink Financial Statements or schedules hereto) or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee (or become liable for) any debt of others or pledge or otherwise encumber any material assets or create or suffer any material lien thereupon;

               (vi) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated in, the Worldlink Financial Statements (or the notes thereto) or incurred in the ordinary course of business, consistent with past practice;

               (vii) Except as required by law or disclosed on SCHEDULE 5.01(VII), (x) enter into, adopt, amend or terminate any Benefit Plan or any agreement, arrangement, plan or policy between itself and one or more of its directors or executive officers or (y) increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof, except in the case of non-officer employees for normal increases in the ordinary course of business, consistent with past practice, that, in the aggregate, do not result in a material increase in benefits or compensation expense, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

               (viii) (x) Agree to take any of the foregoing actions or (y) take or agree to take any action that would result in any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Merger set forth in Article VI hereof not being satisfied.

          (b) In connection with the preparation of the Proxy Statement/Prospectus and the Registration Statement in the form to be filed with the SEC, Worldlink covenants that the Proxy Statement/Prospectus and the Registration Statement insofar as they contain information pertaining to Worldlink, will comply in all material respects with the requirements of the Securities Act and the Exchange Act and the respective rules and regulations adopted under such Acts, and will contain no untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and Worldlink will advise C.COM and Newco in writing if prior to the Effective Time of the Merger it shall obtain knowledge of any facts that would make it necessary to amend the Registration Statement in order to make the statements therein not misleading or to comply with applicable law.

          SECTION 5.02. COVENANTS OF C.COM. Except as expressly contemplated in this Agreement, during the period from the date of this Agreement and continuing until the Effective Time, (x) each of C.COM and its Subsidiaries (including Newco) will carry on its businesses in the regular and ordinary course, consistent with past practice, and use its best efforts to preserve intact its present business organization, keep available the services of its present officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, contractors, distributors and others having business dealings with them and (y) without limiting the generality of the foregoing, neither C.COM nor any of its Subsidiaries will or will propose to, except as contemplated in the C.COM Reports, the C.COM SEC Reports or this
Agreement:

          (a) (i) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) amend the terms of, repurchase, redeem or otherwise acquire, or permit any C.COM Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries;

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (including indebtedness having the right to vote) or equity equivalents (including, without limitation, stock appreciation rights), except as permitted or required pursuant to agreements or other instruments outstanding on the date hereof, or amend in any material respect any of the terms of any such securities or agreements outstanding on the date hereof;

          (c)  amend or propose to amend its charter or by-laws;

          (d) acquire, sell, lease, encumber, transfer or dispose of any assets outside the ordinary course of its business, consistent with past practice, or make any capital expenditures aggregating in excess of $100,000, except in each case pursuant to obligations in effect on the date hereof which have been disclosed to Worldlink, or enter into any contract, commitment or transaction outside the ordinary course of its business, consistent with past practice, or enter into any material contract, commitment or transaction;

          (e) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for monies borrowed (other than for obligations incurred under credit arrangements which are existing as of the date hereof and reflected on the C.COM SEC Reports, C.COM Reports or schedules hereto) or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee (or become liable for) any debt of others or pledge or otherwise encumber any material assets or create or suffer any material lien thereupon;

          (f) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practice, or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated in, the C.COM SEC Reports, the C.COM Reports, or the statements hereto, or incurred in the ordinary course of business, consistent with past practice;

          (g) except as required by law, (i) enter into, adopt, amend or terminate any Benefit Plan or any agreement, arrangement, plan or policy between itself and one or more of its directors or executive officers or
     (ii) increase in any manner the compensation or benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof, except in the case of non-officer employees for normal increases in the ordinary course of business, consistent with past practice, that, in the aggregate, do not result in a material increase in benefits or compensation expense, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing; or

          (h) (i) agree to take any of the foregoing actions or (ii) take or agree to take any action that would result in any of its representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Merger set forth in Article VI hereof not being satisfied.

          SECTION 5.03.  NO SOLICITATIONS.

          (a) NO SOLICITATIONS BY WORLDLINK. Except as approved in writing by the chief executive officer of C.COM, Worldlink and its representatives will not enter into discussions or negotiations with any third party with respect to any merger, business combination, sale of any assets outside of the ordinary course of business, sale of shares of capital stock outside of the ordinary course of business or similar transaction involving Worldlink
     (an "WORLDLINK TRANSACTION"). Neither Worldlink nor any representative on its behalf will, and each of Worldlink and its representatives shall use its best efforts to ensure that none of its Affiliates, officers, directors, representatives or agents will, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any Person to take any action concerning any Worldlink Transaction (other than the transactions contemplated in this Agreement). Worldlink or its representative shall promptly advise C.COM in writing of any such inquiry or proposal regarding an Worldlink Transaction, including the material terms thereof.

          SECTION 5.04.  ACCESS TO INFORMATION.

          (a) Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), each party hereto shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, such party shall, and shall cause each of its Subsidiaries to, furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request.

          (b) Before the Closing, neither C.COM nor Worldlink shall make any public release of information regarding the matters contemplated herein except (i) that press releases in agreed form shall be issued by C.COM and Worldlink as promptly as is practicable after the execution of this letter,
     (ii) that C.COM and Worldlink may each continue such communications with employees, customers, suppliers, franchisees, lenders, lessors, shareholders, and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interests of the other party or the prompt consummation of the transactions contemplated by this letter, and (iii) as required by law.

          (c) Each of C.COM and Worldlink agrees to treat all information (including but not limited to any information identified as "confidential" in writing and any such information which by its content or from the manner in which it is provided could reasonably be deemed to be confidential) concerning the other furnished, or to be furnished, by or on behalf of the other in accordance with the provisions of this paragraph (collectively, the "INFORMATION"), and to take, or abstain from taking, other actions set forth herein. The Information will be used solely for the purpose of evaluating the proposed transactions, and will be kept confidential by each corporation and its officers, directors, employees, representatives, agents, and advisors; provided that (i) any of such Information may be disclosed by either corporation to its officers, directors, employees, representatives, agents, and advisors who need to know such information for the purpose of evaluating the proposed transactions, (ii) any disclosure of such information may be made to which each corporation consents in writing,
     (iii) such information may be disclosed if so required by law and (iv) such obligation of confidentiality shall expire upon such confidential information becoming public by means other than a breach of this Section
     5.04. If the proposed transactions are not consummated, each of C.COM and Worldlink will promptly return all documents, contracts, records, or properties to the other. The provisions of this Section 5.04 shall survive the termination of this Agreement.

          SECTION 5.05. BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated in this Agreement including, without limitation, (i) such actions as may be required to be taken under applicable federal and state securities or Blue Sky laws in connection with the issuance of C.COM Stock contemplated herein, and (ii) the preparation and filing of all other forms, registrations and notices required to be filed to consummate the transactions contemplated herein and the taking of such actions as are necessary to obtain any requisite approval, consent, order, exemption, waiver by any public or private third party.

          SECTION 5.06. MEETING OF WORLDLINK STOCKHOLDERS. Worldlink will take all action necessary in accordance with applicable law and its Articles of Incorporation and By-laws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated herein. The Board of Directors of Worldlink shall recommend such approval of Worldlink and shall take all lawful action to solicit such approval, including, without limitation, timely mailing the Proxy Statement/ Prospectus (as defined in Section 6.01); PROVIDED, HOWEVER, that such recommendation or solicitation is subject to any action taken by, or upon authority of, the Board of Directors of Worldlink in the exercise of their good faith judgment as to their fiduciary duties to stockholders as imposed by law.

          SECTION 5.07. PUBLICITY. Any press release relating to this Agreement shall be the joint press release of C.COM and Worldlink and thereafter each of C.COM and Worldlink shall, subject to its respective legal obligations, consult with each other, and use reasonable efforts to agree upon the text of any press release, before issuing any such press release or otherwise making public statements with respect to the transactions contemplated herein and in making any filings with any federal or state governmental or regulatory agency or body.

                                   ARTICLE VI

                               SECURITIES MATTERS

     SECTION 6.01. REGISTRATION STATEMENT. If, in the opinion of counsel to C.COM, the transactions contemplated herein do not qualify for an exemption from registration under applicable securities laws, C.COM and Worldlink shall cooperate and promptly prepare and C.COM shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "FORM S-4") under the Securities Act, with respect to the C.COM Stock issuable in connection with the transactions contemplated in this Agreement, a portion of which Registration Statement shall also serve as the proxy statement with respect to the meeting of the stockholders of Worldlink in connection with the Merger (the "PROXY STATEMENT/PROSPECTUS"). The parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. C.COM shall use all reasonable efforts, and Worldlink will cooperate with C.COM, to have the Form S-4 declared effective by the SEC as promptly as practicable. C.COM shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated in this Agreement and will pay all expenses incident thereto. C.COM agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of the mailing thereof and at the time of the meeting of stockholders of Worldlink, or, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; PROVIDED, HOWEVER, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by C.COM in reliance upon and in conformity with information concerning Worldlink furnished to C.COM by Worldlink specifically for use in the Proxy Statement/Prospectus or the Form S-4. Worldlink agrees that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the meeting of stockholders of Worldlink, or, in the case of information provided by Worldlink for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No amendment or supplement to the Proxy Statement/Prospectus will be made by C.COM or Worldlink without the approval of the other party. C.COM will advise Worldlink, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the C.COM Stock issuable in connection with the transactions contemplated in this Agreement for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

          SECTION 6.02 LISTING APPLICATION. In the event C.COM Stock is traded on the NASDAQ System at the Effective Time, C.COM shall promptly prepare and submit to the NASD a listing application covering the shares of C.COM Stock issuable in connection with the transactions contemplated in this Agreement, and shall use its best efforts to obtain, prior to the Effective Time, approval for the listing of such C.COM Stock, subject to official notice of issuance.

          SECTION 6.03 AGREEMENTS BY AFFILIATED STOCKHOLDERS OF WORLDLINK. Prior to the date of the Closing, Worldlink shall deliver to C.COM a list of names and addresses of those persons who were, in Worldlink's reasonable judgment, at the record date for its stockholders' meeting to approve the Merger, "affiliates" (each such person, an "AFFILIATE") of Worldlink within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act ("RULE 145"). Worldlink shall provide C.COM such information and documents as C.COM shall reasonably request for purposes of reviewing such list. Worldlink shall deliver or cause to be delivered to C.COM, prior to the date of the Closing, from each of the Affiliates of Worldlink identified in the foregoing list, an Affiliate letter ("AFFILIATES LETTER") in the form attached hereto as EXHIBIT A. C.COM shall be entitled to place legends as specified in such Affiliate Letters on the certificates evidencing any C.COM Common Stock to be received by such Affiliates pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for the C.COM Common Stock, consistent with the terms of such Affiliate Letters.

          SECTION 6.04   INDEMNIFICATION.

          (a) C.COM shall indemnify and hold harmless each Worldlink Stockholder from and against any and all Losses in accordance with the indemnity provided to Worldlink Stockholders in Section 4.03(a), to which each Worldlink Stockholder may become subject under the Securities Act, the Exchange Act, or state securities laws in connection with the Merger and shall reimburse such Worldlink Stockholder for any legal or other expenses, incurred by such Worldlink Stockholder in connection with investigating or defending against any and all such expenses, losses, claims, damages or liabilities, or actions in respect thereof, directly or indirectly arising out of or based upon:

               (i) any untrue statement or alleged untrue statement of a material fact contained in any Registration Statement or any post-effective amendment thereto, including the prospectus (and any amendment or supplement thereto) as a part thereof directed or made available by C.COM to the Worldlink Stockholders in connection with the Merger, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or

               (ii) any untrue statement or alleged untrue statement of a material fact contained in any preliminary prospectus or prospectus (as amended or as supplemented if C.COM shall have filed with the Commission any amendment thereof or supplement thereto) directed or made available by C.COM to the Worldlink Stockholders in connection with the Merger, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the indemnity agreements of C.COM contained in this Section 6.04(a) shall not apply to amounts paid in settlement of any such claim or action if such settlement is effected without the consent of C.COM, nor shall it apply to any Losses if such statement or omission was made in reliance upon and in conformity with information furnished to C.COM by or on behalf of Worldlink or any of the Affiliates of Worldlink for use in any preliminary prospectus or prospectus, or any Registration Statement, or any such amendment thereof or supplement thereto in connection with the Merger, or the failure of Worldlink or any of the Affiliates of Worldlink to provide such information for inclusion therein as requested by C.COM, nor shall it apply to any Losses resulting from the failure of Worldlink or any of the Affiliates of Worldlink to use a prospectus directed to be used or made available by C.COM or from the use of a prospectus not so directed to be used or made available for such purpose by C.COM. Worldlink or any of the Affiliates of Worldlink shall, within ten days after receipt by it of notice of any claim or of the commencement of any action as aforesaid, in respect of which indemnity may be sought from C.COM under the indemnity agreement contained in this Section 6.04(a), notify C.COM in writing thereof. The omission so to notify C.COM of any such claim or action shall relieve C.COM from any liability which it may have to such Worldlink Stockholder under the indemnity agreement contained in this
          Section 6.04(a), but shall not relieve C.COM from any other liability which it may have to Worldlink Stockholders, other than that raised in any such claim or action explicitly or by reasonable implication or which may stop C.COM from raising and effecting some defense it might otherwise have raised had such notice been given properly.
          In case any such action shall be brought against one of the Worldlink Stockholders, and the Worldlink Stockholder shall notify C.COM of the commencement thereof, C.COM shall be entitled to participate in (and, to the extent that it shall wish, to direct) the defense thereof at its own expense, but such defense shall be conducted by counsel satisfactory to such Worldlink Stockholder if such Worldlink Stockholder is a defendant in the action. C.COM shall notify the Worldlink Stockholders promptly of the commencement of any action against it or any of its officers or directors of which it may be advised, in connection with the issue or sale of any of its securities pursuant to any Registration Statement, if such action may involve the Worldlink Stockholders as defendants. The indemnity agreement of C.COM contained in this Section 6.04(a) shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any indemnified party.

          (b) Each of Worldlink, Nort and Cho, severally, shall indemnify and hold harmless C.COM, each of its officers who signs any Registration Statement, each person who may be liable as a director of C.COM or as a person who controls or shall have controlled C.COM within the meaning of the Securities Act, from and against any and all Losses, joint or several, including legal and other expenses incurred in connection therewith, to the same extent as the foregoing indemnity from C.COM to the Worldlink Stockholders, but only insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement or omission or alleged omission based upon information furnished to C.COM by or on behalf of Worldlink, any Affiliate, Nort or Cho for use in any Registration Statement or upon the failure of an Worldlink Stockholder to provide information pertinent to the information requested by C.COM, and also in respect of any expenses, losses, claims, damages, liabilities or actions, joint or several, to which any such person may become subject under the Securities Act, the Exchange Act, or state securities laws in connection with the Merger. In the case of any claim or the commencement of any action in respect of which indemnity may be sought from Nort or Cho on account of the indemnity agreement contained in this Section 6.04(b), each person to be indemnified by Nort and Cho shall have the same obligation, subject to the same loss of indemnity hereunder, to notify Nort and Cho as the Worldlink Stockholders have to C.COM in Section 6.04(a). C.COM shall notify each of Nort and Cho promptly of the commencement of any action or proceeding against any C.COM Indemnified Person which may arise in connection with the issue or sale of any of the securities of C.COM pursuant to the Merger. The indemnity agreement of Nort and Cho contained in this Section 6.04(b) shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any indemnified party.

          (c) As used in this Agreement, the term "made available", when used in reference to the availability of a prospectus, means the C.COM prospectus available to be obtained from C.COM in connection with the Merger, whether or not the Worldlink Stockholder actually requests delivery of such prospectus for use in connection with any such offer or transfer.

               SECTION 6.05 CONTINGENT DEMAND REGISTRATION RIGHTS. (a) C.COM acknowledges and agrees that neither of David G. Olson, Billie C. Holbert, William C. Comee, Stephen E. Raville, Patrick E. Delaney, J. Fred Nort or Myeng Cho (individually, a "Holder" or collectively, the "Holders") shall have the right to sell shares of C.COM Common Stock to the public prior to the time that all Holders are in a position to sell at least an equal number of such shares. C.COM acknowledges that David G. Olson, Billie C. Holbert and William C. Comee have owned shares of C.COM Common Stock for a longer holding period than any other of the Holders, and thus pursuant to the provisions of Rule 144, that David G. Olson, Billie C. Holbert and William C. Comee would be in a position to sell shares of C.COM Common Stock pursuant to Rule 144 prior to the time that any other Holder would be in such a position. Accordingly, C.COM, Nort and Cho agree to enter into an agreement (the "Registration Agreement") prior to the Effective Time providing that none of the Holders will sell shares of C.COM Common Stock prior to the time that all such Holders are able to sell an equivalent number of such shares. C.COM hereby covenants and agrees to grant certain registration rights as described herein to the Holders (to be registered in collectively in one sale) in order to achieve parity of selling ability. The Registration Agreement shall provide that prior to any sale of C.COM Common Stock to the public by any Holder, each such Holder shall first notify C.COM and each other Holder of such Holder's proposal to sell such shares, and shall afford to each other Holder the opportunity to register an equal number of shares of C.COM Common Stock for sale in a similar type of transaction as that proposed by such notifying Holder. Such notifying Holder shall agree not to sell any such shares until such other Holders have their shares registered. The Registration Agreement shall, among other things, provide the Holders the right to demand a registration under the Securities Act of a number of shares of C.COM Common Stock equal to the number of shares of C.COM Common Stock proposed to be sold to the public by the notifying Holder. The Registration Agreement shall also provide that, upon receipt of any such demand, C.COM shall (i) as soon as practicable use its best efforts to register shares of the C.COM Common Stock, which are the subject of the demand, under the Securities Act, and (ii) provide an indemnity relating to such registration pursuant to which C.COM agrees to indemnify the Holders for claims or causes of action arising from information about C.COM included in the registration statement. The demand registration right shall be exercisable, at the option of any Holder at any time until such time that all Holders are eligible to sell shares pursuant to Rule 144 (or the analogous provisions of Rule 145). In the event that any Holder elects a shelf registration, C.COM agrees to maintain the effectiveness of such registration for a period of not more than 120 days.

          SECTION 6.06 REGISTRATION EXPENSES. All expenses incurred by C.COM in complying with the registration requirements which arise under this Article VI, including, without limitation, all registration and filing fees, fees and expenses under state securities laws, printing expenses and fees and disbursements of accountants and counsel for C.COM shall be borne by C.COM. Fees and disbursements of counsel for Worldlink shall be borne by Worldlink. Fees and disbursements of counsel for Nort and Cho shall be borne by Nort and Cho.


                                   ARTICLE VII

                              CONDITIONS TO CLOSING

          SECTION 7.01. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

          (a) This Agreement shall have been approved and adopted by the majority vote of the holders of all the outstanding shares of Worldlink voting on the matter, in accordance with applicable law.

          (b) No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court or Governmental Entity of competent jurisdiction which prohibits the consummation of the Merger.

          (c) No order to restrain, enjoin or otherwise prevent the consummation of this Agreement, the Plan, the Articles or the transactions contemplated in connection therewith shall have been entered and, at the Effective Time, there shall not be any pending or threatened litigation in any court, or any proceeding by or before any governmental commission, board or agency, with a view to seeking to restrain or prohibit consummation of the Merger or in which divestiture, rescission or significant damages are sought in connection with the Merger, and no investigation by any governmental agency shall be pending or threatened which might result in any such litigation or other proceeding.

          (d) There shall have been obtained any and all permits, approvals and consents of securities or "blue sky" commissions of any jurisdiction and of any other governmental body or agency, which counsel for C.COM, Newco and Worldlink may reasonably deem necessary or appropriate so that consummation of the Merger will be in compliance with applicable law.

          (e) All approvals of applications to public authorities, federal, state or local, domestic or foreign, and all approvals of private persons or corporations the granting of which is necessary for the consummation of the Merger or the transactions contemplated in connection therewith, shall have been obtained.

          (f) Each Affiliate of Worldlink shall have executed and delivered the Affiliates Letter.

          (g) Holders of not more than 5 percent of the outstanding shares of Worldlink Common Stock shall have taken steps to perfect their dissenters rights respecting the Merger in accordance with the Georgia Business Corporation Code.

          (h) The Closing (as defined in Article VIII of that certain Acquisition Agreement between Overlook Communications International Corporation and C.COM dated July 15, 1996) shall have taken place.

          SECTION 7.02. CONDITIONS TO OBLIGATIONS OF WORLDLINK. The obligations of Worldlink to effect the Merger are further subject to the satisfaction at or prior to the Closing of the following conditions, unless waived by Worldlink:

          (a) The representations and warranties of C.COM and Newco set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing, as if made as of the Closing, except where any failures to be true and correct would not, in the aggregate, have a C.COM Material Adverse Effect.

          (b) Each of C.COM and Newco shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

          (c) From the date of this Agreement through the Closing, C.COM and its Subsidiaries, considered as a whole, shall not have suffered a C.COM Material Adverse Effect.

          SECTION 7.03. CONDITIONS TO OBLIGATIONS OF C.COM AND NEWCO. The obligations of C.COM and Newco to effect the Merger are further subject to the satisfaction at or prior to the Closing of the following conditions, unless waived by such parties:

          (a) The representations and warranties of Worldlink set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing, as if made as of such time, except where any failures to be true and correct would not, in the aggregate, have an Worldlink Material Adverse Effect.

          (b) Worldlink shall have performed and complied, in all material respects, with all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing.

          (c) From the date of this Agreement through the Closing, Worldlink shall not have suffered an Worldlink Material Adverse Effect.

          (d) C.COM shall have received an opinion from its counsel, Brown, Parker & Leahy, L.L.P., to the effect that, upon consummation of the Merger, C.COM will be the owner and holder of all of the issued and outstanding voting capital stock of Worldlink and will have the power pursuant to such ownership to elect all of the members of the Board of Directors of Worldlink.

          (e) C.COM shall have received an opinion from its special Nevada counsel, Woodburn & Wedge, to the effect that a vote of the stockholders of C.COM is not required pursuant to Nevada law to effect the transactions contemplated herein.

          (f) C.COM and Newco shall have received all necessary and proper consents of third parties to the transactions contemplated herein.

          (g) There shall have been no change in Worldlink (including, without limitation, the issuance of additional voting securities, any modification or amendment to the articles of incorporation or bylaws of Worldlink or the creation of any agreement) which would prevent or restrict the ability of C.COM to exercise the voting rights and privileges related to the shares of capital stock of Worldlink and, by virtue of such voting rights, to elect 100% of the board of directors of Worldlink.

          (h) Schedule 5.01(vii) and all Schedules described in Article II shall be prepared and delivered by Worldlink, approved by C.COM and attached to the Acquisition Agreement.


                                  ARTICLE VIII

                                     CLOSING

     The closing of the transactions and agreements contemplated herein, hereinafter referred to as the "CLOSING," shall take place beginning at 10:00 a.m. at the offices of Brown, Parker & Leahy, L.L.P., 3600 Two Allen Center, 1200 Smith Street, Houston, Harris County, Texas 77002 on the earlier of September 30, 1996, or at such other time, place and date as parties may mutually designate in writing and shall occur in the manner and order specified in the Memorandum of Closing to be prepared in connection with this Agreement.

                                   ARTICLE IX

                              DELIVERIES AT CLOSING

          SECTION 9.01 DELIVERIES BY WORLDLINK. Unless waived by either of C.COM or Newco, at its option, at Closing, Worldlink shall deliver to C.COM and Newco the following:

          (a) OPINION OF COUNSEL. An opinion of E. Thomas Branch, Jr., counsel to Worldlink, dated the Closing Date, in substantially the form set forth in EXHIBIT A hereto. Such opinion shall include any matters incident to the matters herein contemplated as C.COM, Newco and their counsel may reasonably request, including the form of all papers and the validity of all proceedings.

          (b) FINANCIAL INFORMATION. Financial information and reports with respect to Worldlink for each monthly period ending after the Balance Sheet Date, balance sheets and income statements, provided that if no such balance sheet or income statement is available for any such month, there shall be provided a good faith estimate of the pre-tax income for each such month.

          (c) OFFICER'S CERTIFICATE. Certificates, dated the date of the Closing, of the chief executive officer of Worldlink certifying that, as of the date of the Closing, (i) there is no, and there has not been and there is not reasonably expected to be any, breach by such corporation in the performance of any of the agreements, covenants and conditions herein to be performed by it in whole or in part, which, singly or in the aggregate, has had or could reasonably be expected to have an Worldlink Material Adverse Effect; and (ii) each of the representations and warranties of Worldlink contained in this Agreement, as of the date made and as if made at and as of the date of the Closing, is true and correct as if made at and as of the date of the Closing.

          (d) MISCELLANEOUS. Any and all documents, agreements, contracts, certificates or other instruments which C.COM or Newco may reasonably request as necessary or appropriate for the consummation of the transactions contemplated in this Agreement.

          SECTION 9.02. DELIVERIES BY C.COM. Unless waived by Worldlink, at its option, at Closing, C.COM shall deliver to Worldlink the following:

          (a) OPINION OF COUNSEL. An opinion of Brown, Parker & Leahy, L.L.P., dated the Closing Date, in substantially the form set forth in EXHIBIT B hereto. Such opinion shall include any matters incident to the matters herein contemplated as Worldlink and its counsel shall reasonably request, including the form of all papers and the validity of all proceedings.

          (b) OFFICERS' CERTIFICATE. Certificates, dated the Closing Date, of the chief executive officer of each of C.COM and Newco certifying that, as of the Closing Date, (i) there is no, and there has not been and there is not reasonably expected to be any, breach by such corporation in the performance of any of the agreements, covenants and conditions herein to be performed by it in whole or in part, which, singly or in the aggregate, has had or could reasonably be expected to have a C.COM Material Adverse Effect; and (ii) each of the representations and warranties of such corporation contained in this Agreement, as of the date made and as if made as and of the Closing Date, is true and correct as if made at and as of the Closing Date.

          (c) MISCELLANEOUS. Any and all documents, agreements, contracts, certificates or other instruments which Worldlink may reasonably request as necessary or appropriate for the consummation of the transactions contemplated in this Agreement.

                                    ARTICLE X

                            TERMINATION AND AMENDMENT

          SECTION 10.01. TERMINATION. This Agreement may be terminated at any time prior to the Closing, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Newco and
Worldlink:

          (a)  by mutual consent of the parties hereto;

          (b) by either Worldlink or C.COM, if the Merger shall not have been consummated before September 30, 1996 (unless the failure to consummate the Merger by such date shall be a result of the action or failure to act of the party seeking to terminate this Agreement); or

          (c) by any party hereto, if (i) the conditions to such party's obligations shall have become impossible to satisfy or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger shall have become final and nonappealable.

          SECTION 10.02.  EFFECT OF TERMINATION.  Except as contemplated in
Section 9.04 hereof, in the event of the termination and abandonment of this Agreement pursuant to Section 9.01 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders. Nothing contained in this Section 9.02 shall relieve any party from liability for any willful breach of this Agreement.

          SECTION 10.03. AMENDMENT. This Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Newco or Worldlink, but, after any such approval, no amendment shall be made which by applicable Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          SECTION 10.04. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE XI

                          OTHER POST CLOSING COVENANTS.

               SECTION 11.01.  NONCOMPETITION.

               (a) RESTRICTIVE COVENANTS. Each of Nort and Cho acknowledges and agrees that C.COM and Newco will suffer great loss and damage if the Nort, Cho or any of their Affiliates should engage in any way in any business operation which is the same as or similar to the business operations conducted by Worldlink as of the Effective Time and that it may be difficult or impossible to compute the amount of such loss or damages, thereby potentially leaving C.COM and Newco without adequate legal remedy if the covenants of this Section 11.01 are breached. Each of Nort and Cho acknowledges that the covenants and conditions of this Agreement are reasonable and necessary for the protection of the business of C.COM, Newco and Worldlink following the Effective Time. For the purposes hereof, "SIMILAR" shall mean a business which is in active competition with a line of business in which Worldlink is engaged at the Effective Time. In recognition of the foregoing, Nort and Cho, individually and on behalf of their Affiliates, agrees that for a period of one year such parties shall not, directly or indirectly:

                    (i) be or become a joint venturer in or owner, in whole or in part, of, or be a partner, participant, investor, or shareholder of or be associated with, or have any proprietary or financial interest in any Person which is engaged in or is carrying on the same or similar business as that conducted by Worldlink within those territories where Worldlink is conducting or is presently proposing to conduct business as of the Effective Time;

                    (ii) in any way, directly or indirectly, for himself or on behalf of or in conjunction with any other Person solicit, divert, take away, or attempt to take away any of the customers of the business or patronage of any customers of Worldlink; or

                    (iii) in any way, for himself or on behalf of or in conjunction with any other Person, solicit, divert, take away or attempt to take away any of the employees of Worldlink (PROVIDED that neither shall not be deemed to have violated the prohibition of this subsection if it employs a former employee of Worldlink and has not contacted such former employee regarding employment until after such former employee has left the employment of Worldlink); PROVIDED, HOWEVER, that nothing herein contained shall be deemed to prevent or limit any Person's right to invest, directly or indirectly, in the securities or equity interests of any Person having competing business if such Person owns not more than five percent (5%) of any class of outstanding voting securities or not more than five percent (5%) of the equity interest having management power of such Person.

               (b)  REFORMATION.

                    (i) In the event the covenants not to compete contained in this Section shall be held by any court of competent jurisdiction to be void or otherwise unenforceable in any manner, then the parties hereto shall consider this Agreement to be amended and modified so as to eliminate therefrom such particular provision, area or jurisdiction as to which this Agreement is so held to be void or otherwise unenforceable, and, as to all other areas or jurisdictions covered by this Agreement, the terms and provisions hereof shall remain in full force and effect as originally written.

                    (ii) In the event the covenants not to compete contained herein should be held by any court or other authority to be effective in a particular area or jurisdiction only if such covenants are modified to limit their duration, area or scope, then the parties hereto shall consider such noncompetition provisions to be so amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court or other authority and, as to all other states, countries, or political subdivisions, the noncompetition covenants contained herein shall remain in full force and effect as originally written.

               (c) REMEDIES. In recognition of the irreparable harm that a violation of any of the covenants of this Agreement (including without limitation this Section) would cause C.COM and Newco, each of Nort and Cho agree that, in addition to any other relief afforded by law, an injunction against such violation or violations may be issued against him and every other Person concerned thereby, it being the understanding of the parties that an injunction shall be the proper mode of relief.

          SECTION 11.02. CERTAIN TAX MATTERS. C.COM will prepare and file or cause to be prepared and filed all Tax Returns for Worldlink that are required to be filed with the appropriate Governmental Entities for all periods as to which such Tax Returns are due after the Effective Time. Nothing in this Section shall be interpreted to limit, reduce, expand or augment any of the warranties or representations of Worldlink as to Taxes and Tax Returns. A complete list of Tax Returns reasonably anticipated to be due by Worldlink within 90 days after the Effective Time shall be provided by Worldlink to C.COM at least 15 days prior to the Effective Time.

          SECTION 11.03.  COMPENSATION ARRANGEMENTS.

               (a) COMPENSATION TO CHO. C.COM and Cho shall negotiate in good faith and, within a reasonable time after the Effective Time, enter into a compensation agreement which is acceptable to such parties, providing for adequate compensation to be paid to Cho by C.COM (or Worldlink) in exchange for the continuing services of Cho to C.COM (or Worldlink); PROVIDED HOWEVER, that C.COM hereby covenants and agrees to pay $4,000 per month to Cho as compensation from date of the Closing until the earlier of September 27, 1997 or the date on which C.COM has declared effective a registration statement or registration statements which register, in the aggregate, an amount of C.COM Stock owned by Cho equal to the amount of C.COM Stock owned by Cho at the Effective Time. Such $4,000 shall be offset against any incentive compensation (and not base compensation) which is due to Cho under such compensation agreements.

               (b) COMPENSATION TO NORT. C.COM and Nort shall negotiate in good faith and, within a reasonable time after the Effective Time, enter into a compensation agreement which is acceptable to such parties, providing for adequate compensation to be paid to Nort by C.COM (or Worldlink) in exchange for the continuing services of Nort to C.COM (or Worldlink).

               (c) TERMINATION WITHOUT CAUSE. C.COM hereby covenants and agrees that, if C.COM or Worldlink terminates either Nort or Cho without cause prior to September 27, 1997, such terminated party shall have the right to demand that C.COM repurchase all C.COM Stock then owned by such terminated party at a per share price equal to 75% of the average of the closing bid and asked prices of the C.COM Common Stock for the 10 trading days next preceding the date of such termination.


                                   ARTICLE XII

                               GENERAL PROVISIONS

          SECTION 12.01. EFFECTIVENESS OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. The representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement, for a period of one year.

          SECTION 12.02. NOTICES. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered, mailed or transmitted, and shall be effective upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

          (a)  If to Worldlink, Cho or Nort:

               Worldlink Communications, Inc.
               4360 Chamblee Dunwoody Rd.
               Atlanta, Georgia  30341
               Attention:  J. Fred Nort
               Telecopier No.: (770) 455-4147

               with a copy to:

               E. Thomas Branch

               -------------------------------
               -------------------------------

               Attention:
               Telecopier No.:  (404)874-9130

          (b)  If to C.COM:

               Charter Communications International, Inc.
               17100 El Camino Real, Suite 100
               Houston, Texas  77058

               Attention:  David G. Olson, Chairman
               Telecopier No.: (713) 486-7674

               with a copy to:

               Brown, Parker & Leahy, L.L.P.
               3600 Two Allen Center
               1200 Smith Street
               Houston, Texas  77002-4595

               Attention:  Dallas Parker
               Telecopier No.:  (713) 654-1871

          SECTION 12.03. CERTAIN DEFINITIONS. For purposes of this Agreement, the term:

          "AFFILIATES" or "AFFILIATES" shall have the meaning assigned to such term under Rule 145 of the rules and regulations promulgated under the Securities Act ("RULE 145")

          "KNOWLEDGE" or "KNOWN" shall mean, with respect to any matter in question, if an executive officer of C.COM, Newco or Worldlink, as the case may be, has actual knowledge of such matter as of the date as of which such matter is represented;

          "PERSON" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

          "SUBSIDIARY" or "SUBSIDIARIES" of any person, means any corporation, limited liability company, partnership, joint venture or other legal entity of which such person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

          "TAX" or "TAXES" shall mean any and all taxes, charges, fees or levies, payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, AD VALOREM, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and capital gains taxes, (ii) custom duties, imposts, charges, levies or other similar assessments of any kind, and (iii) interest, penalties and additions to tax imposed with respect thereto.

          SECTION 12.04. HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          SECTION 12.05. SEVERABILITY. If any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

          SECTION 12.06. ENTIRE AGREEMENT. This Agreement (together with the Annexes, Schedules and Exhibits hereto) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties with respect to the subject matter hereof.

          SECTION 12.07. ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise without the prior express written consent of the other parties hereto.

          SECTION 12.08. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          SECTION 12.09. FAILURE OR INDULGENCE NOT WAIVER; REMEDIES CUMULATIVE. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are in addition to, and not exclusive of, any rights or remedies otherwise available.

          SECTION 12.10. GOVERNING LAW. It is the intention of the parties that the internal laws, and not the laws of conflicts, of the State of Texas shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties; PROVIDED, HOWEVER, that with respect to matters of law concerning the internal affairs of any entity that is a party to or the subject of this Agreement, the law of the jurisdiction of organization of such entity shall govern.

          SECTION 12.11. JURISDICTION. In the case of a claim brought by Worldlink, each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of Texas or any court of the State of Texas located in the City of Houston in any action, suit or proceeding arising in connection with this Agreement or the transactions contemplated herein, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however,that such consent to jurisdiction is solely for the purpose referred to in this Section
12.11 and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the State of Texas other than for such purpose. In the case of a claim brought by C.COM, each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the Northern District of Georgia, Atlanta Division, or any court of the State of Georgia located in Dekalb County, Georgia in any action, suit or proceeding arising in connection with this Agreement or the transactions contemplated herein, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein); provided, however,that such consent to jurisdiction is solely for the purpose referred to in this Section 12.11 and shall not be deemed to be a general submission to the jurisdiction of said Courts or in the State of Georgia other than for such purpose. All parties hereby waive any right to a trial by jury in connection with any such action, suit or proceeding; provided, however, that matters to be resolved through arbitration as specified herein shall be resolved only by such arbitration, and the final arbitration award may thereafter be enforced as provided in this Section 12.11.

          SECTION 12.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, C.COM, Newco, Nort, Cho and Worldlink have caused this Agreement to be executed as of the date first written above, in the case of such corporations, by their respective officer thereunto duly authorized.


                              CHARTER COMMUNICATIONS INTERNATIONAL,
                              INC.

                              By:  /s/ DAVID G. OLSON
                                 ------------------------------------------
                                   Name:
                                        -----------------------------------
                                   Title:
                                         ----------------------------------


                              WORLDLINK ACQUISITION CORP.


                              By:  /s/ DAVID G. OLSON
                                 ------------------------------------------
                                   Name:
                                        -----------------------------------
                                   Title:
                                         ----------------------------------


                              WORLD LINK COMMUNICATIONS, INC.


                              By:  /s/ J. FRED NORT
                                 ------------------------------------------
                                   Name:  J. Fred Nort
                                        -----------------------------------
                                   Title: Chairman/Secretary
                                         ----------------------------------


                              J. FRED NORT
                                /s/ J. FRED NORT
                              ---------------------------------------------


                              MYENG CHO
                               /s/ MYENG CHO
                              ---------------------------------------------